EXHIBIT 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	April 19, 2004
Vice President & Treasurer

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Universal Health Realty Income Trust (NYSE:UHT) announced today that net income per diluted share for the quarter ended March 31, 2004 was $.43 compared to $.48 for the same period in the prior year. Included in the net income per diluted share for the first quarter ended March 31, 2003 was a gain on the sale of real property of $365,000 or $.03 per diluted share.

Funds from operations (FFO) per diluted share for the quarter ended March 31, 2004 were $.66 compared to $.63 for the same period in the prior year. The first quarter dividend of $.495 per share was paid on March 31, 2004 and represents a dividend payout ratio of 75% of FFO.

Effective March 31, 2004, we adopted Financial Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities”, an Interpretation of ARB No. 51. As a result, the March 31, 2004 Balance Sheet has been adjusted to include the assets, liabilities and third-party borrowings which are non-recourse to us and the minority interests of three of our limited liability company (“LLC”) investments that meet the criteria of a variable interest entity and where we are the primary beneficiary. As a result of FIN 46R total assets of $39.5 million and borrowings which are non-recourse to us of $22.5 million were recorded on March 31, 2004.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-four real estate investments in fifteen states.

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Funds from operations (“FFO”), is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income, determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income, determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) as an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) as a measure of our liquidity; (iv) nor is FFO an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders.

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Universal Health Realty Income Trust

Statements of Income

For the Three Months Ended March 31, 2004 and 2003

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Base rental - UHS facilities	$3,185	$3,253
Base rental, tenant reimbursements and other - Non-related parties	2,710	2,732
Bonus rental - UHS facilities	1,262	1,208

	7,157	7,193

Expenses:
Depreciation & amortization	1,146	1,112
Advisory fees to UHS	374	350
Other operating expenses	789	827

	2,309	2,289

Income before equity in limited liability companies (“LLCs”) and interest expense	4,848	4,904

Equity in income of LLCs (including gain on sale of real property of $365 in 2003)	849	1,386

Interest expense	(649)	(620)

Net income	$5,048	$5,670

Net income per share - Basic	$0.43	$0.48

Net income per share - Diluted	$0.43	$0.48

Weighted average number of shares outstanding - Basic	11,737	11,700
Weighted average number of share equivalents	68	65

Weighted average number of shares and equivalents - Diluted	11,805	11,765

	Three Months Ended March 31,
	2004	2003
Net income	$5,048	$5,670

Plus: Depreciation and amortization expense:
Consolidated investments	1,103	1,099
Unconsolidated affiliates	1,610	986
Less: Gain on LLC’s sale of real property	0	(365)

Funds from operations (FFO)	$7,761	$7,390

Funds from operations (FFO) per share - Basic	$0.66	$0.63

Funds from operations (FFO) per share - Diluted	$0.66	$0.63

Dividend paid per share	$0.495	$0.485

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

	March 31, 2004	December 31, 2003
Assets:

Real Estate Investments:
Buildings and improvements	$201,706	$160,079
Accumulated depreciation	(58,615)	(52,219)

	143,091	107,860
Land	24,913	22,929

Net Real Estate Investments	168,004	130,789

Investments in and advances to limited liability companies (“LLCs”)	45,012	61,001

Other Assets:
Cash	1,106	628
Bonus rent receivable from UHS	1,209	1,093
Rent receivable from non-related parties	421	107
Deferred charges and other assets, net	917	673

Total Assets	$216,669	$194,291

Liabilities and Shareholders’ Equity:

Liabilities:
Bank borrowings	$37,166	$37,242
Borrowings of consolidated, jointly-owned LLCs, non-recourse to the Trust	22,460	—
Accrued interest	520	310
Accrued expenses and other liabilities	1,748	1,826
Fair value of derivative instruments	2,202	2,254
Tenant reserves, escrows, deposits and prepaid rents	672	461
Minority interests	244	—

Total Liabilities	65,012	42,093

Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2004 - 11,741,184; 2003 - 11,736,395	117	117
Capital in excess of par value	185,834	185,675
Cumulative net income	226,131	221,083
Accumulated other comprehensive loss	(2,003)	(2,065)
Cumulative dividends	(258,422)	(252,612)

Total Shareholders’ Equity	151,657	152,198

Total Liabilities and Shareholders’ Equity	$216,669	$194,291